Exhibit 10.03

Eurosport Active World Corp.

Employment Contract

This Agreement, dated as of January 1, 2012 (the “Effective Date”), is made and entered into by and between Eurosport Active World Corp. (“EAWC”), a Florida corporation having its mailing address at 3250 Mary Street, Suite 303, Miami, FL 33133, and. Ralph M. Hofmeier (“RMH”), having his business address at 3120 Lucaya St. Miami, FL 33133.

WITNESSETH

WHEREAS, EAWC wishes RMH to serve as its Chief Executive Officer (CEO), and RMH wishes to serve in such a capacity; and

WHEREAS, the parties desire to set forth in writing the terms pursuant to which RMH shall serve as CEO of EAWC.

In consideration of the foregoing premises and the mutual covenants and promises set forth below, the parties agree as follows:

1.	Engagement. EAWC hereby engages CEO to serve as EAWC's CEO, and RMH hereby accepts such engagement.

2.	Term. Unless earlier terminated pursuant to paragraph 5 below, this Agreement shall have a term of five (10) years, commencing January 1, 2012, and expiring December 31, 2022. At the end of the initial term, and each subsequent renewal term, this Agreement shall automatically be renewed for successive one(1) year terms, unless either party shall give at least ninety (90) days written notice to the other party of its intent not to renew this Agreement.

3.	Duties. RMH shall perform all of the duties usually and customarily performed by the CEO of a company engaged in the business of developing green technologies and within the Law & Rules of a public traded Corporation of the USA

4.	Compensation. As compensation for the performance of his duties pursuant to this Agreement, RMH shall be tendered 2,200,000 share options of EAWC common shares in accordance with the Non-Qualified Stock Option Agreement dated January 1, 2012. Such compensation may be increased or changed at any time during the term of this Agreement by the affirmative vote of EAWC's Board of Directors and the full written agreement of RMH If EAWC enters into any agreement, or by any other circumstance, wherein there a change of control in the ownership or management of the Company, any remaining of this EAWC shares options that are being pledged in this agreement to RMH, and have not as yet achieved the status of being exercisable, will become immediately exercisable. The annual salary for the CEO position is fixed for the first year with $125,000 p.a. The second year it will increase to $150,000 p.a. Any increase for the remaining years has to be a subject of approval from the Board.

5.	Termination. EAWC may terminate this Agreement upon written notice to RMH for “cause”. For purposes of this Agreement cause shall mean:

i.	Actions or omissions by RMH in connection with the performance of his duties hereunder which constitute fraud, dishonesty or willful misconduct;

ii.	Conviction of RMH of a felony;

iii	RMH’s breach of a material provision of this Agreement which continues uncured for Thirty (30) days after written notice to RMH of such breach;

iv.	RMH's inability to perform his duties hereunder due to death or disability.

6.	Assignment. RMH cannot assign this contract to anyone else WITHOUT approval of the Board. Only a majority of the Board can take actions against the CEO at all.

7.	Waiver. Waiver of any provision or breach hereof in any instance shall not be deemed a waiver of any other or future breach of the same provision or of any other provision or of the entire Agreement.

8.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions thereof.

9.	Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida, United States of America.

10.	Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subject matter hereof, supersedes all prior written or oral understandings and may not be modified or amended, except in writing, and duly executed by authorized representatives of the respective parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written:

EUROSPORT ACTIVE WORLD CORP.

By:	/s/ Irma Velazquez	/s/ Ralph M. Hofmeier
	Irma Velazquez, COO	Ralph M. Hofmeier